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                       Supplement dated November 18, 2002

                                       TO

                         PROSPECTUSES dated May 1, 2002


This Supplement is intended to be distributed with prospectuses dated May 1, 2002 for REVOLUTION FX CONTRACTS issued by John Hancock Life Insurance Company.

We have added the following sentence to the end of the first paragraph under the heading titled "Ratings" on page 34 of the Revolution FX prospectus:

As of November 15, 2002, John Hancock Life Insurance Company is rated A++ (Highest, Superior) by A.M. Best, AA (Third Highest, Very Strong) by Fitch IBCA, AA (Third Highest, Very Strong) by S&P, and Aa3 (Fourth Highest, Excellent) by Moody's.



REVFXRATESUPP (11/02)